Exhibit 99.1

News Release

RAYONIER REPORTS SECOND QUARTER 2020 RESULTS

•Second quarter net income attributable to Rayonier of $1.7 million ($0.01 per share) on revenues of $195.6 million
•Second quarter pro forma net income of $15.2 million ($0.11 per share) on pro forma revenues of $189.8 million
•Second quarter operating income of $11.7 million, pro forma operating income of $27.2 million and Adjusted EBITDA of $78.6 million
•Year-to-date cash provided by operations of $82.6 million and cash available for distribution (CAD) of $79.7 million
•Closed Pope Resources acquisition on May 8, 2020
•Added new Timber Funds segment and revised definitions of pro forma revenues, pro forma operating income and Adjusted EBITDA to reflect “look-through” contribution from this segment
•Revised Real Estate segment sales categories to better align with how management internally evaluates real estate sales
WILDLIGHT, FL — August 5, 2020 — Rayonier Inc. (NYSE:RYN) today reported second quarter net income attributable to Rayonier of $1.7 million, or $0.01 per share, on revenues of $195.6 million. This compares to net income attributable to Rayonier of $18.8 million, or $0.14 per share, on revenues of $184.8 million in the prior year quarter. The second quarter results included costs related to the merger with Pope Resources1 of $13.5 million. Excluding these merger-related costs, pro forma net income2 was $15.2 million, or $0.11 per share, versus $18.8 million, or $0.14 per share, in the prior year period.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	June 30, 2020		June 30, 2019
	$	EPS	$	EPS

Revenues	$195.6		$184.8
Sales attributable to noncontrolling interest in Timber Funds	(5.8)		—
Pro forma revenues[2]	$189.8		$184.8

Net income attributable to Rayonier	$1.7	$0.01	$18.8	$0.14
Costs related to the merger with Pope Resources[1]	13.5	0.10	—	—
Pro forma net income[2]	$15.2	$0.11	$18.8	$0.14

Second quarter operating income was $11.7 million versus $31.4 million in the prior year period. The current quarter operating income included costs related to the merger with Pope Resources1 of $13.5 million and operating loss attributable to noncontrolling interest in Timber Funds of $2.0 million. Excluding these items, current quarter pro forma operating income2 was $27.2 million. Second quarter Adjusted EBITDA2 was $78.6 million versus $60.6 million in the prior year period.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss)2 and Adjusted EBITDA2 for the current quarter and comparable prior year period:

	Three Months Ended June 30,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[2]		Adjusted EBITDA[2]
(millions of dollars)	2020	2019	2020	2019	2020	2019
Southern Timber	$11.2	$14.7	$11.2	$14.7	$26.4	$27.6
Pacific Northwest Timber	(6.7)	(3.8)	(6.7)	(3.8)	3.9	2.2
New Zealand Timber	5.0	12.8	5.0	12.8	9.9	20.0
Timber Funds	(1.9)	—	0.1	—	0.7	—
Real Estate	24.8	15.5	24.8	15.5	44.6	18.3
Trading	0.1	(0.2)	0.1	(0.2)	0.1	(0.2)
Corporate and other	(20.9)	(7.6)	(7.4)	(7.6)	(7.0)	(7.3)
Total	$11.7	$31.4	$27.2	$31.4	$78.6	$60.6

Year-to-date cash provided by operating activities was $82.6 million versus $117.0 million in the prior year period. Cash available for distribution (CAD)2 of $79.7 million decreased $15.3 million versus the prior year period primarily due to lower Adjusted EBITDA2 ($13.9 million), higher cash interest paid ($1.7 million) and higher cash taxes paid ($0.4 million), partially offset by lower capital expenditures ($0.7 million).

“We successfully closed the acquisition of Pope Resources on May 8th, and as such, are reporting our financial results on a combined basis for the first time this quarter,” said David Nunes, President and CEO. “I am extremely proud of the collaboration, focus and dedication that our team demonstrated in successfully integrating Pope Resources into Rayonier amid very challenging market conditions. The vast majority of our integration efforts had to be conducted remotely due to travel restrictions, government-mandated stay-at-home orders and company-mandated work-from-home arrangements resulting from the COVID-19 pandemic. Nevertheless, our employees leaned heavily on technology to mitigate the physical distance created by these circumstances and were able to successfully work together towards closing the transaction and integrating our organizations in a seamless manner. The relative ease with which Pope Resources employees have transitioned to Rayonier is a true testament to the similarities in culture that we identified at the outset of the transaction.”

“The U.S. forest products industry has continued to operate as an essential critical infrastructure industry throughout the COVID-19 pandemic, while the New Zealand forest products industry was shut down for approximately one month from late-March to late-April,” continued Nunes. “We remain focused on optimizing production while implementing enhanced safety protocols to protect our employees, contractors and all other parties with whom they interact. Overall, I’m very pleased with how our team navigated the myriad of challenges associated with the pandemic to deliver strong operating results across our segments during the second quarter. Southern Timber Adjusted EBITDA declined 4% relative to a strong second quarter 2019, primarily due to substantial pipeline easement revenue in the prior year quarter. In Pacific Northwest Timber, Adjusted EBITDA improved 76% versus the prior year quarter as the acquisition of Pope Resources contributed an additional 55,000 tons of harvest volume in the current quarter. New Zealand Timber Adjusted EBITDA declined by 50% relative to the prior year quarter as the N.Z. government instituted strict lockdown measures during the quarter, resulting in a 23% reduction in harvest volumes. Real Estate delivered an exceptionally strong quarter with a significant increase in Adjusted EBITDA relative to the prior year quarter driven by several large transactions.”

Changes to Reportable Business Segments & Non-GAAP Measures

On May 8, 2020, Rayonier completed the previously announced acquisition of Pope Resources, a Delaware Limited Partnership (“Pope Resources”). As such, Pope Resources’ balance sheet and results of operations
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

are included in our consolidated financial statements from and after the date of acquisition. The Pope Resources transaction added to our portfolio: (1) approximately 124,000 acres of timberlands in Washington, which have been integrated with our Pacific Northwest Timber segment, (2) ownership interests in three private equity timber funds consisting of approximately 141,000 acres as well as a fund management business that oversees these timber funds, which collectively comprise our new Timber Funds segment, and (3) a higher-and-better-use real estate pipeline consisting of rural and conservation land sale opportunities and high-potential improved development projects in the West Puget Sound area, which will be reflected in our Real Estate segment.

As a result of the Pope Resources acquisition, we have revised our reportable business segments, adding one additional segment, which we refer to as the "Timber Funds” segment. The Timber Funds segment represents the operations of the three private equity timber funds included in the transaction – Fund II, Fund III and Fund IV (collectively, the “Funds”). Rayonier owns 20% of Fund II, 5% of Fund III and 15% of Fund IV, and is also the managing member of the Funds. Despite not having a majority equity interest in the Funds, we are required to consolidate 100% of the Funds’ operating results, assets and liabilities into our financial statements due to our ability to control the Funds’ economic activities as the managing member. Accordingly, the Funds are fully consolidated into our financial statements, and the income (loss) attributed to third-party investors is reflected as an adjustment to income in our Consolidated Statements of Income and Comprehensive Income under the caption “Net loss (income) attributable to noncontrolling interests in consolidated affiliates.”

The Timber Funds segment also includes fees paid to Rayonier for managing the Funds, which consist of both fixed components based on invested capital and acres under management as well as variable components based on the harvest volumes of the Funds. These fees, which also represent an expense of the Timber Funds segment, are eliminated in consolidation.

In order to better reflect the proportionate economic contribution from the Timber Funds business in our non-GAAP measures, we have revised our definitions of pro forma revenues, pro forma operating income and Adjusted EBITDA to incorporate the pro rata (or "look-through") contribution from each of the timber funds based on Rayonier's respective ownership interest, as well as the full amount of management fees received by Rayonier for managing the funds. Additional details on the calculation of these non-GAAP measures can be found in our quarterly financial supplement as well as the schedules provided herein.

Southern Timber
Second quarter sales of $46.8 million increased $0.6 million, or 1%, versus the prior year period primarily due to higher volumes, partially offset by lower pipeline easement revenue. Harvest volumes increased 20% to 1.54 million tons versus 1.27 million tons in the prior year period, primarily due to strong pulpwood demand. Average pine sawtimber stumpage prices decreased 1% to $25.48 per ton versus $25.82 per ton in the prior year period as lower chip-n-saw prices were partially offset by higher prices for larger diameter sawlogs due to the resurgence in southern yellow pine exports to China. Average pine pulpwood stumpage prices decreased 7% to $15.94 per ton versus $17.16 per ton in the prior year period primarily due to an increase in available log supply resulting from drier ground conditions in the current quarter versus the prior year period. Overall, weighted-average stumpage prices (including hardwood) decreased 7% to $18.91 per ton versus $20.29 per ton in the prior year period, primarily driven by lower pulpwood prices coupled with a 5% increase in the pulpwood mix. Operating income of $11.2 million decreased $3.5 million versus the prior year period as lower non-timber income ($3.9 million), lower net stumpage prices ($2.1 million) and higher indirect and overhead expenses ($0.4 million) were partially offset by higher volumes ($2.6 million) and lower depletion rates ($0.3 million).
Second quarter Adjusted EBITDA2 of $26.4 million was $1.2 million below the prior year period.
Pacific Northwest Timber
Second quarter sales of $26.2 million increased $7.6 million, or 41%, versus the prior year period. Harvest volumes increased 54% to 385,000 tons versus 250,000 tons in the prior year period primarily due to comparatively light harvest activity in the prior year quarter coupled with 55,000 tons of incremental volume
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

from the acquired Pope Resources timberlands. Average delivered sawtimber prices decreased 4% to $75.39 per ton versus $78.35 per ton in the prior year period due to a higher mix of chip-n-saw volume in the current quarter, partially offset by a higher percentage of Douglas-fir sawtimber. Average delivered pulpwood prices decreased 13% to $36.92 per ton versus $42.26 per ton in the prior year period due to the deterioration of pulp export markets, which resulted in market related downtime at domestic pulp mills. Operating loss of $6.7 million increased $2.9 million versus the prior year period due to higher depletion rates ($1.4 million), higher overhead and other costs ($1.1 million), lower net stumpage prices ($0.1 million), lower non-timber income ($0.1 million) and an increase in other variable costs ($0.2 million).
Second quarter Adjusted EBITDA2 of $3.9 million was $1.7 million above the prior year period.
New Zealand Timber
Second quarter sales of $41.8 million decreased $20.3 million, or 33%, versus the prior year period. Harvest volumes decreased 23% to 529,000 tons versus 684,000 tons in the prior year period, primarily due to the government-mandated shutdown of all non-essential activity in New Zealand (including the harvesting and transport of logs) from late-March through late-April. Average delivered prices for export sawtimber decreased 12% to $98.75 per ton versus $111.81 per ton in the prior year period, while average delivered prices for domestic sawtimber decreased 19% to $66.95 per ton versus $82.66 per ton in the prior year period. The decrease in export sawtimber prices was driven primarily by lower demand and the buildup of log inventories in China as a result of COVID-19 lockdowns. The decrease in domestic sawtimber prices (in U.S. dollar terms) was driven in part by the fall in the NZ$/US$ exchange rate (US$0.62 per NZ$1.00 versus US$0.67 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices decreased 12% versus the prior year period, generally following the negative trend in the export market. Operating income of $5.0 million decreased $7.8 million versus the prior year period as a result of lower volumes ($4.5 million), lower net stumpage prices ($3.4 million) and unfavorable foreign exchange impacts ($0.6 million), partially offset by lower depletion rates ($0.3 million), lower roading costs ($0.2 million), lower overhead costs ($0.1 million) and higher non-timber income ($0.1 million).
Second quarter Adjusted EBITDA2 of $9.9 million was $10.1 million below the prior year period.
Timber Funds
The Timber Funds segment generated second quarter harvest volumes of 90,000 tons, sales of $7.5 million and operating loss of $1.9 million. Adjusting for the portion of the Timber Funds segment attributable to noncontrolling interests and fee revenue to Rayonier, pro forma sales and pro forma operating income were $1.7 million and $0.1 million, respectively.
Second quarter Adjusted EBITDA was $0.7 million.
Real Estate
Real Estate Sales Category Reclassification
Effective April 1, 2020, the Company changed the composition of its Rural and Timberland & Non-Strategic sales categories to better align with the way management internally evaluates real estate sales. The Rural category now includes all real estate sales (excluding development sales) representing a demonstrable premium above timberland value. The Timberland & Non-Strategic category now includes all real estate sales representing little to no premium to timberland value. This category consists primarily of sales of property that management views as non-strategic to our long-term portfolio as well as sales of property for capital allocation purposes that do not fit the definition of a Large Disposition.3 All prior period amounts have been reclassified to reflect the new composition of these two sales categories. The Improved Development, Unimproved Development and Large Disposition categories remain unchanged, and this reclassification had no impact on overall segment results.
Second quarter sales of $50.0 million increased $27.5 million versus the prior year period while operating income of $24.8 million increased $9.4 million versus the prior year period due to a higher number of acres sold (20,310 acres sold versus 3,265 acres sold in the prior year period), partially offset by a decrease in weighted-average prices ($2,545 per acre versus $6,899 per acre in the prior year period).
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Improved Development sales of $6.4 million included a $5.4 million sale in the Belfast Commerce Park development project south of Savannah, Georgia consisting of 119 acres at a price of $45,000 per acre in addition to $1.1 million of sales in the Wildlight development project north of Jacksonville, Florida consisting of 17 residential lots ($63,118 per lot or $367,466 per acre). This compares to prior year period sales of $0.2 million in the Wildlight development project, which consisted of six residential townhome lots ($28,750 per lot or $198,000 per acre).
Unimproved Development sales of $8.4 million consisted of a 570 acre sale in St. Johns County, Florida for $14,780 per acre. This compares to prior year period sales of $14.4 million, which consisted of a 784 acre sale in St. Johns County, Florida for $18,402 per acre.
Rural sales of $27.2 million consisted of 7,710 acres at an average price of $3,532 per acre. This compares to prior year period sales of $7.1 million, which consisted of 1,886 acres at an average price of $3,768 per acre.
Timberland and Non-Strategic sales of $9.6 million consisted of 11,907 acres at an average price of $807 per acre. This compares to prior year period sales of $0.8 million, which consisted of 594 acres at an average price of $1,373 per acre. Timberland and Non-Strategic sales in the quarter included several low-value, geographically-isolated parcels with limited plantability and long-term harvest potential.
Second quarter Adjusted EBITDA2 of $44.6 million was $26.3 million above the prior year period.
Trading
Second quarter sales of $24.3 million decreased $11.1 million versus the prior year period due to lower volumes and prices resulting from the government-mandated shutdown in New Zealand and lower export demand as a result of the COVID-19 pandemic. Sales volumes decreased 18% to 267,000 tons versus 325,000 tons in the prior year period. The Trading segment generated operating income of $0.1 million versus operating loss of $0.2 million in the prior year period.
Other Items
Second quarter corporate and other operating expenses of $20.9 million increased $13.2 million versus the prior year period, primarily due to costs related to the Pope Resources merger ($13.5 million), partially offset by lower overhead costs ($0.3 million).
Second quarter interest expense of $9.8 million increased $1.9 million versus the prior year period due to higher outstanding debt following the closing of the Pope Resources merger.
Second quarter income tax expense of $2.9 million decreased $0.6 million versus the prior year period as a result of lower taxable income. The New Zealand subsidiary is the primary driver of income tax expense.
COVID-19 Update & Revised Outlook
“As we continue to adapt to the impacts of the COVID-19 pandemic, our highest priority remains the health and safety of our employees and contractors, as well as their families and communities,” stated Nunes. “Overall, I am very pleased with the level of productivity and engagement that our employees have sustained over the last several months as we’ve operated under a work-from-home model for office employees and under enhanced safety protocols for field employees. This allowed us to remain nimble and respond to ever evolving market conditions as the economy emerged from the shutdown. In the midst of the pandemic, we also had to focus our efforts on the critical task of closing the Pope Resources acquisition as well as integrating Pope Resources’ assets and people into Rayonier. I want to commend and thank our entire team for their tireless efforts on both operating our business and successfully integrating Pope Resources during these extraordinarily challenging times.”

“Overall, we have been encouraged by the resiliency of our business and industry amid this pandemic. Housing construction and repair and remodeling activity have rebounded sharply, driving record highs for wood products prices throughout the U.S. Longer-term, we expect that this will translate to improved log prices, which tend to lag wood products pricing trends. Based on our current outlook for the balance of the year, we now anticipate full-year net income attributable to Rayonier of $38 to $43 million, EPS of $0.27 to $0.31, pro
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

forma EPS of $0.17 to $0.21, and Adjusted EBITDA of $240 to $260 million. Our revised outlook for full-year Adjusted EBITDA reflects an anticipated partial-year contribution of $17 to $20 million from the acquired Pope Resources assets.”

“In our Southern Timber segment, we expect Adjusted EBITDA above our prior guidance and higher full-year harvest volumes of 6.0 to 6.2 million tons, primarily due to anticipated increases in export volume and strong sawtimber demand. We further expect that average pricing in Southern Timber will be relatively flat, as improved sawtimber demand driven by strong lumber pricing is generally expected to offset lower pulpwood pricing due to anticipated mill downtime, an increased supply of wood chip residuals and geographic mix. In our Pacific Northwest Timber segment, we expect Adjusted EBITDA above our prior guidance and higher full-year harvest volumes of 1.6 to 1.7 million tons due to incremental volume from the acquired Pope Resources timberlands. We further expect that Pacific Northwest sawtimber pricing will improve due to strengthening end markets and a higher-value species mix; however, we anticipate pulpwood pricing will be relatively flat and dependent on the duration of domestic mill curtailments. In our New Zealand Timber segment, we expect Adjusted EBITDA above our prior guidance and higher full-year harvest volumes of 2.3 to 2.5 million tons, primarily due to the shorter-than-anticipated shutdown of economic activity in New Zealand. We expect New Zealand pricing to remain relatively flat with higher seasonal demand offset by continued competition from alternative supply sources. In our Real Estate segment, we expect Adjusted EBITDA above our prior guidance due to continued strong demand for rural properties as well as an improved demand outlook for development properties.”

Conference Call
A conference call and live audio webcast will be held on Thursday, August 6, 2020 at 10:00 AM EDT to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 877-918-2512 (domestic) or 210-234-0068 (international), passcode: Rayonier. A replay of the conference call will be available one hour following the call until Saturday, September 5, 2020 by dialing 800-879-4907 (domestic) or 402-220-4725 (international), passcode: 9652.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1”Costs related to the merger with Pope Resources” include legal, accounting and due diligence, consulting and other costs related to the merger with Pope Resources, which closed on May 8, 2020.
2Pro forma net (loss) income, Pro forma revenues (sales), Pro forma operating income (loss), Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
3“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of June 30, 2020, Rayonier owned or leased under long-term agreements approximately 2.7 million acres of timberlands located in the U.S. South (1.8 million acres), U.S. Pacific Northwest (507,000 acres) and New Zealand (416,000 acres). The Company also acts as the managing member in a private equity timber fund business with three funds comprising approximately 141,000 acres. On a “look-through basis”, the Company’s ownership in the timber fund business equates to approximately 17,000 acres. More information is available at www.rayonier.com.
_______________________________________________ ________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including the recent acquisition of Pope Resources, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events; business disruptions arising from public health crises and outbreaks of communicable diseases, including the recent outbreak of the virus known as the novel coronavirus; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment; the cyclical nature of the real estate business generally; a downturn in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; unexpected delays in the entry into or closing of real estate transactions; changes in environmental laws and regulations that may restrict or adversely impact our ability to sell or develop properties; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures – To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income (loss),” “pro forma net (loss) income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contacts:
Investors/Media
Mark McHugh
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
June 30, 2020 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
SALES	$195.6	$259.1	$184.8	$454.8	$376.3
Costs and Expenses
Cost of sales	(154.9)	(209.4)	(140.4)	(364.4)	(283.7)
Selling and general expenses	(12.5)	(10.0)	(11.0)	(22.6)	(20.8)
Other operating expense, net	(16.5)	(1.1)	(2.0)	(17.6)	(1.9)
OPERATING INCOME	11.7	38.6	31.4	50.2	69.9
Interest expense	(9.8)	(8.3)	(7.9)	(18.0)	(15.6)
Interest and other miscellaneous income (expense), net	1.5	(0.2)	1.0	1.4	2.4
INCOME BEFORE INCOME TAXES	3.4	30.1	24.5	33.6	56.7
Income tax expense	(2.9)	(3.7)	(3.6)	(6.7)	(8.0)
NET INCOME	0.5	26.4	20.9	26.9	48.7
Less: Net income attributable to noncontrolling interests in the Operating Partnership	(0.2)	—	—	(0.2)	—
Less: Net loss (income) attributable to noncontrolling interests in consolidated affiliates	1.4	(0.5)	(2.1)	0.9	(5.2)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$1.7	$25.9	$18.8	$27.6	$43.5
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.01	$0.20	$0.14	$0.21	$0.34
Diluted earnings per share attributable to Rayonier Inc.	$0.01	$0.20	$0.14	$0.21	$0.34

Pro forma net income (loss) per share (a)	$0.11	—	$0.14	$0.11	$0.34

Weighted Average Common Shares used for determining
Basic EPS	133,318,209	129,137,494	129,380,282	131,227,852	129,277,490
Diluted EPS	135,957,026	129,348,050	129,643,915	132,652,538	129,697,985

(a) Pro forma net income (loss) per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2020 (unaudited)
(millions of dollars)

	June 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents (excluding Timber Funds)	$87.8	$68.7
Cash and cash equivalents (Timber Funds)	7.0	—
Other current assets	66.4	57.3
Timber and timberlands, net of depletion and amortization	3,332.1	2,482.0
Higher and better use timberlands and real estate development investments	113.9	81.8
Property, plant and equipment	39.9	31.9
Less - accumulated depreciation	(10.5)	(9.6)
Net property, plant and equipment	29.4	22.3
Restricted cash	0.5	1.2
Right-of-use assets	96.7	99.9
Other assets	35.5	47.8
	$3,769.3	$2,861.0
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Current maturities of long-term debt (excluding Timber Funds)	—	82.0
Current maturities of long-term debt (Timber Funds)	25.0	—
Other current liabilities	84.3	69.2
Long-term debt (excluding Timber Funds)	1,310.5	973.1
Long-term debt (Timber Funds)	35.6	—
Long-term lease liability	87.8	90.5
Other non-current liabilities	201.9	108.6
Noncontrolling interests in the Operating Partnership	110.2	—
Total Rayonier Inc. shareholders’ equity	1,457.3	1,440.0
Noncontrolling interests in consolidated affiliates	456.7	97.6
Total shareholders’ equity	1,914.0	1,537.6
	$3,769.3	$2,861.0

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
June 30, 2020 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in consolidated affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2020	129,331,069	$888.2	$583.0	($31.2)	$97.6	$1,537.6
Net income	—	—	25.9	—	0.5	26.4
Dividends ($0.27 per share)	—	—	(34.8)	—	—	(34.8)
Issuance of shares under incentive stock plans	2,407	0.1	—	—	—	0.1
Stock-based compensation	—	1.5	—	—	—	1.5
Repurchase of common shares made under repurchase program	(152,223)	—	(3.2)	—	—	(3.2)
Other (a)	(14)	—	—	(116.1)	(11.8)	(127.9)
Balance, March 31, 2020	129,181,239	$889.8	$570.9	($147.3)	$86.3	$1,399.7
Issuance of shares in merger with Pope Resources	7,181,071	172.4	—	—	—	172.4
Net income (loss)	—	—	1.9	—	(1.4)	0.5
Net income attributable to noncontrolling interest in the Operating Partnership	—	—	(0.2)	—	—	(0.2)
Dividends ($0.27 per share)	—	—	(37.0)	—	—	(37.0)
Issuance of shares under incentive stock plans	215,970	0.2	—	—	—	0.2
Stock-based compensation	—	2.7	—	—	—	2.7
Acquisition of noncontrolling interests in consolidated affiliates	—	—	—	—	372.3	372.3
Adjustment of noncontrolling interest in the Operating Partnership	—	—	(3.9)	—	—	(3.9)
Other (a)	(66,168)	(1.6)	—	9.4	(0.5)	7.3
Balance, June 30, 2020	136,512,112	$1,063.5	$531.7	($137.9)	$456.7	$1,914.0

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in consolidated affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2019	129,488,675	$884.3	$672.4	$0.2	$97.7	$1,654.6
Net income	—	—	24.8	—	3.0	27.8
Dividends ($0.27 per share)	—	—	(35.1)	—	—	(35.1)
Issuance of shares under incentive stock plans	26,031	0.6	—	—	—	0.6
Stock-based compensation	—	1.4	—	—	—	1.4
Other (a)	(1,140)	—	—	(6.0)	(2.1)	(8.1)
Balance, March 31, 2019	129,513,566	$886.3	$662.1	($5.8)	$98.6	$1,641.2
Net income	—	—	18.8	—	2.1	20.9
Dividends ($0.27 per share)	—	—	(35.1)	—	—	(35.1)
Issuance of shares under incentive stock plans	250,344	0.2	—	—	—	0.2
Stock-based compensation	—	2.3	—	—	—	2.3
Other (a)	(134,194)	(4.2)	—	(23.7)	(1.3)	(29.2)
Balance, June 30, 2019	129,629,716	$884.6	$645.8	($29.5)	$99.4	$1,600.3

(a) Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, amortization of pension and postretirement plan liabilities, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges and distributions to minority shareholders.
C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
June 30, 2020 (unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2020	2019
Cash provided by operating activities:
Net income	$26.9	$48.7
Depreciation, depletion and amortization	76.2	64.1
Non-cash cost of land and improved development	13.4	5.6
Gain on large dispositions of timberlands	(28.7)	—
Other items to reconcile net income to cash provided by operating activities	3.3	12.4
Changes in working capital and other assets and liabilities	(8.5)	(13.8)
	82.6	117.0
Cash used for investing activities:
Capital expenditures	(29.4)	(29.5)
Real estate development investments	(3.6)	(1.0)
Purchase of timberlands	(24.2)	(26.4)
Net proceeds from large dispositions of timberlands	115.7	—
Net cash consideration for merger with Pope Resources	(231.1)	—
Other	1.8	(3.9)
	(170.8)	(60.8)
Cash provided by (used for) financing activities:
Net increase in debt	203.0	—
Dividends paid	(72.2)	(71.1)
Proceeds from the issuance of common shares under incentive stock plan	0.1	0.8
Repurchase of common shares made under repurchase program	(3.2)	—
Other	(12.8)	(7.7)
	114.9	(78.0)
Effect of exchange rate changes on cash and restricted cash	(1.4)	—
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	25.3	(21.8)
Balance, beginning of year	70.0	156.5
Balance, end of period	$95.3	$134.7

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
June 30, 2020 (unaudited)
(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Sales
Southern Timber	$46.8	$53.0	$46.2	$99.7	$107.0
Pacific Northwest Timber	26.2	31.1	18.6	57.2	39.1
New Zealand Timber	41.8	37.5	62.1	79.3	119.3
Timber Funds	7.5	—	—	7.5	—
Real Estate	50.0	118.5	22.5	168.6	43.5
Trading	24.3	19.0	35.5	43.3	67.5
Intersegment Eliminations	(1.0)	—	(0.1)	(0.9)	(0.1)
Sales	$195.6	$259.1	$184.8	$454.8	$376.3

Pro forma sales (a)
Southern Timber	$46.8	$53.0	$46.2	$99.7	$107.0
Pacific Northwest Timber	26.2	31.1	18.6	57.2	39.1
New Zealand Timber	41.8	37.5	62.1	79.3	119.3
Timber Funds	1.7	—	—	1.7	—
Real Estate	50.0	2.5	22.5	52.6	43.5
Trading	24.3	19.0	35.5	43.3	67.5
Intersegment Eliminations	(1.0)	—	(0.1)	(0.9)	(0.1)
Pro forma sales	$189.8	$143.1	$184.8	$332.9	$376.3

Operating income (loss)
Southern Timber	$11.2	$15.1	$14.7	$26.3	$36.3
Pacific Northwest Timber	(6.7)	(0.9)	(3.8)	(7.6)	(7.6)
New Zealand Timber	5.0	5.4	12.8	10.4	28.5
Timber Funds	(1.9)	—	—	(1.9)	—
Real Estate	24.8	26.8	15.5	51.6	25.5
Trading	0.1	—	(0.2)	0.1	0.3
Corporate and Other	(20.9)	(7.8)	(7.6)	(28.6)	(13.1)
Operating income	$11.7	$38.6	$31.4	$50.2	$69.9

Pro forma operating income (loss) (a)
Southern Timber	$11.2	$15.1	$14.7	$26.3	$36.3
Pacific Northwest Timber	(6.7)	(0.9)	(3.8)	(7.6)	(7.6)
New Zealand Timber	5.0	5.4	12.8	10.4	28.5
Timber Funds	0.1	—	—	0.1	—
Real Estate	24.8	(1.9)	15.5	23.0	25.5
Trading	0.1	—	(0.2)	0.1	0.3
Corporate and Other	(7.4)	(5.3)	(7.6)	(12.7)	(13.1)
Pro forma operating income	$27.2	$12.4	$31.4	$39.6	$69.9

Adjusted EBITDA (a)
Southern Timber	$26.4	$33.3	$27.6	$59.7	$68.9
Pacific Northwest Timber	3.9	9.8	2.2	13.7	5.3
New Zealand Timber	9.9	10.2	20.0	20.1	42.0
Timber Funds	0.7	—	—	0.7	—
Real Estate	44.6	(1.1)	18.3	43.5	35.7
Trading	0.1	—	(0.2)	0.1	0.3
Corporate and Other	(7.0)	(5.0)	(7.3)	(12.0)	(12.5)
Adjusted EBITDA	$78.6	$47.1	$60.6	$125.7	$139.7
(a)Pro forma sales, Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
June 30, 2020 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Six Months Ended
	June 30,	June 30,
	2020	2019
Cash Provided by Operating Activities	$82.6	$117.0
Working capital and other balance sheet changes	11.4	7.6
Costs related to the merger with Pope Resources (a)	16.0	—
Cash Available for Distribution attributable to NCI in Timber Funds	(0.9)	—
Capital expenditures (b)	(29.4)	(29.5)
Cash Available for Distribution (c)	$79.7	$95.1

Net Income	$26.9	$48.7
Interest, net and miscellaneous income	17.8	13.8
Income tax expense	6.7	8.0
Depreciation, depletion and amortization attributable to Rayonier	72.6	64.1
Non-cash cost of land and improved development	13.4	5.6
Operating loss attributable to NCI in Timber Funds	2.0	—
Non-operating income	(1.1)	(0.6)
Costs related to the merger with Pope Resources (a)	16.0	—
Large Dispositions (d)	(28.7)	—
Adjusted EBITDA (e)	$125.7	$139.7
Cash interest paid (f)	(16.1)	(14.4)
Cash taxes paid	(1.1)	(0.7)
Capital expenditures attributable to Rayonier (b)	(28.8)	(29.5)
Cash Available for Distribution (c)	$79.7	$95.1

Cash Available for Distribution (c)	$79.7	$95.1
Real estate development investments	(3.6)	(1.0)
Cash Available for Distribution after real estate development investments	$76.1	$94.1

PRO FORMA SALES (g):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Intersegment Eliminations	Total
June 30, 2020
Sales	$46.8	$26.2	$41.8	$7.5	$50.0	$24.3	($1.0)	$195.6
Sales attributable to noncontrolling interest in Timber Funds	—	—	—	(5.8)	—	—	—	(5.8)
Large Dispositions (d)	—	—	—	—	—	—	—	—
Pro forma sales	$46.8	$26.2	$41.8	$1.7	$50.0	$24.3	($1.0)	$189.8

March 31, 2020
Sales	$53.0	$31.1	$37.5	—	$118.5	$19.0	—	$259.1
Large Dispositions (d)	—	—	—	—	(116.0)	—	—	(116.0)
Pro forma sales	$53.0	$31.1	$37.5	—	$2.5	$19.0	—	$143.1

June 30, 2019
Sales	$46.2	$18.6	$62.1	—	$22.5	$35.5	($0.1)	$184.8
Large Dispositions (d)	—	—	—	—	—	—	—	—
Pro forma sales	$46.2	$18.6	$62.1	—	$22.5	$35.5	($0.1)	$184.8
F

PRO FORMA SALES (g):
Six Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Intersegment Eliminations	Total
June 30, 2020
Sales	$99.7	$57.2	$79.3	$7.5	$168.6	$43.3	($0.9)	$454.8
Sales attributable to noncontrolling interest in Timber Funds	—	—	—	(5.8)	—	—	—	(5.8)
Large Dispositions (d)	—	—	—	—	(116.0)	—	—	(116.0)
Pro forma sales	$99.7	$57.2	$79.3	$1.7	$52.6	$43.3	($0.9)	$332.9

June 30, 2019
Sales	$107.0	$39.1	$119.3	—	$43.5	$67.5	($0.1)	$376.3
Large Disposition (d)	—	—	—	—	—	—	—	—
Pro forma sales	$107.0	$39.1	$119.3	—	$43.5	$67.5	($0.1)	$376.3

PRO FORMA NET INCOME (LOSS) (h):
	Three Months Ended						Six Months Ended
	June 30, 2020		March 31, 2020		June 30, 2019		June 30, 2020		June 30, 2019
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income Attributable to Rayonier Inc.	$1.7	$0.01	$25.9	$0.20	$18.8	$0.14	$27.6	$0.21	$43.5	$0.34
Costs related to the merger with Pope Resources (a)	13.5	0.10	2.5	0.02	—	—	16.0	0.12	—	—
Large Dispositions (d)	—	—	(28.7)	(0.22)	—	—	(28.7)	(0.22)	—	—
Pro Forma net income (loss)	$15.2	$0.11	($0.3)	—	$18.8	$0.14	$14.9	$0.11	$43.5	$0.34

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (e) (i):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Corporate and Other	Total
June 30, 2020
Operating income (loss)	$11.2	($6.7)	$5.0	($1.9)	$24.8	$0.1	($20.9)	$11.7
Operating loss attributable to NCI in Timber Funds	—	—	—	2.0	—	—	—	2.0
Costs related to the merger with Pope Resources (a)	—	—	—	—	—	—	13.5	13.5
Pro forma operating income (loss) (i)	$11.2	($6.7)	$5.0	$0.1	$24.8	$0.1	($7.4)	$27.2
Depreciation, depletion and amortization	15.2	10.6	4.9	0.5	6.7	—	0.3	38.3
Non-cash cost of land and improved development	—	—	—	—	13.0	—	—	13.0
Adjusted EBITDA	$26.4	$3.9	$9.9	$0.7	$44.6	$0.1	($7.0)	$78.6

March 31, 2020
Operating income (loss)	$15.1	($0.9)	$5.4	—	$26.8	—	($7.8)	$38.6
Costs related to merger with Pope Resources (a)	—	—	—	—	—	—	2.5	2.5
Large Dispositions (d)	—	—	—	—	(28.7)	—	—	(28.7)
Pro forma operating income (loss) (i)	$15.1	($0.9)	$5.4	—	($1.9)	—	($5.3)	$12.4
Depreciation, depletion and amortization	18.2	10.7	4.8	—	0.4	—	0.3	34.3
Non-cash cost of land and improved development	—	—	—	—	0.4	—	—	0.4
Adjusted EBITDA	$33.3	$9.8	$10.2	—	($1.1)	—	($5.0)	$47.1

June 30, 2019
Operating income (loss)	$14.7	($3.8)	$12.8	—	$15.5	($0.2)	($7.6)	$31.4
Depreciation, depletion and amortization	12.9	6.0	7.2	—	1.2	—	0.3	27.6
Non-cash cost of land and improved development	—	—	—	—	1.6	—	—	1.6
Adjusted EBITDA	$27.6	$2.2	$20.0	—	$18.3	($0.2)	($7.3)	$60.6
F

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (e) (i):

Six Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Corporate and Other	Total
June 30, 2020
Operating income (loss)	$26.3	($7.6)	$10.4	($1.9)	$51.6	$0.1	($28.6)	$50.2
Operating loss attributable to NCI in Timber Funds	—	—	—	2.0	—	—	—	2.0
Costs related to the merger with Pope Resources (a)	—	—	—	—	—	—	16.0	16.0
Large Dispositions (d)	—	—	—	—	(28.7)	—	—	(28.7)
Pro forma operating income (loss) (i)	$26.3	($7.6)	$10.4	$0.1	$23.0	$0.1	($12.7)	$39.6
Depreciation, depletion and amortization	33.4	21.3	9.7	0.5	7.1	—	0.6	72.6
Non-cash cost of land and improved development	—	—	—	—	13.4	—	—	13.4
Adjusted EBITDA	$59.7	$13.7	$20.1	$0.7	$43.5	$0.1	($12.0)	$125.7

June 30, 2019
Operating income (loss)	$36.3	($7.6)	$28.5	—	$25.5	$0.3	($13.1)	$69.9
Depreciation, depletion and amortization	32.6	12.9	13.5	—	4.5	—	0.6	64.1
Non-cash cost of land and improved development	—	—	—	—	5.6	—	—	5.6
Adjusted EBITDA	$68.9	$5.3	$42.0	—	$35.7	$0.3	($12.5)	$139.7

(a)“Costs related to the merger with Pope Resources” include legal, accounting, due diligence, consulting and other costs related to the merger with Pope Resources.
(b)Capital expenditures during the six months ended June 30, 2020 exclude timberland acquisitions. Excluding the Pope Resources acquisition, timberland acquisitions were $24.2 million and $26.4 million, respectively, during the six months ended June 30, 2020 and June 30, 2019.
(c)Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments), CAD attributable to noncontrolling interest in Timber Funds and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to noncontrolling interest in the Operating Partnership, distributions to the New Zealand minority shareholder, repurchase of the Company’s common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(d)“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In March 2020, the Company completed a disposition of approximately 67,000 acres located in Mississippi for a sales price and gain of approximately $116.0 million and $28.7 million, respectively.
(e)Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, operating loss attributable to noncontrolling interest in Timber Funds, costs related to the merger with Pope Resources and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis attributable to Rayonier.
(f)Cash interest paid is presented net of patronage refunds received of $4.3 million and $4.0 million for the six months ended June 30, 2020 and June 30, 2019, respectively.
(g)Pro forma revenue (sales) is defined as revenue (sales) adjusted for Large Dispositions and sales attributable to the noncontrolling interest in Timber Funds. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.
(h)Pro forma net income (loss) is defined as net income attributable to Rayonier Inc. adjusted for costs related to the merger with Pope Resources and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.
(i)Pro forma operating income (loss) is defined as operating income (loss) adjusted for costs related to the merger with Pope Resources, operating loss attributable to noncontrolling interest in Timber Funds and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.

F

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE
June 30, 2020 (unaudited)
(millions of dollars)

ADJUSTED EBITDA GUIDANCE (a):

	Prior Guidance			2020 Guidance
Net Income to Adjusted EBITDA Reconciliation
Net income	$37.7	-	$51.2	$35.7	-	$41.7
Less: Net income attributable to noncontrolling interest	(4.5)	-	(5.0)	(4.5)	-	(5.5)
Less: Net loss attributable to noncontrolling interest in Timber Funds	—	-	—	7.0	-	7.0
Less: Net income attributable to noncontrolling interest in Operating Partnership	—	-	—	(0.6)	-	(0.7)
Net income attributable to Rayonier Inc.	$33.2	-	$46.2	$37.6	-	$42.5
Plus: Costs related to the merger with Pope Resources (b)	2.5	-	2.5	16.0	-	16.0
Less: Large Dispositions (c)	(28.7)	-	(28.7)	(28.7)	-	(28.7)
Pro forma net income (d)	$7.0	-	$20.0	$24.9	-	$29.8

Interest, net	38.0	-	39.0	39.5	-	40.5
Income tax expense	8.0	-	9.0	9.0	-	10.0
Depreciation, depletion and amortization	123.5	-	133.0	139.5	-	149.5
Non-cash cost of land and improved development	19.0	-	24.0	22.0	-	24.0
Net income attributable to noncontrolling interest	4.5	-	5.0	4.5	-	5.5
Net income attributable to noncontrolling interest in Operating Partnership	—	-	—	0.6	-	0.7
Adjusted EBITDA	$200.0	-	$230.0	$240.0	-	$260.0

Diluted Earnings per Share	$0.26	-	$0.36	$0.27	-	$0.31
Pro forma Diluted Earnings per Share	$0.05	-	$0.15	$0.17	-	$0.21

(a)Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, operating loss attributable to noncontrolling interest in Timber Funds, costs related to the merger with Pope Resources and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis attributable to Rayonier.
(b)“Costs related to the merger with Pope Resources” include legal, accounting, due diligence, consulting and other costs related to the merger with Pope Resources, which closed on May 8, 2020.
(c)“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In March 2020, the Company completed a disposition of approximately 67,000 acres located in Mississippi for a sales price and gain of approximately $116.0 million and $28.7 million, respectively.
(d)Pro forma net income (loss) is defined as net income attributable to Rayonier Inc. adjusted for costs related to the merger with Pope Resources and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.

G